Exhibit 5.1

October 21, 2003

Medamicus, Inc.
15301 Highway 55 West
Plymouth, MN 55447

  Re:
  Opinion of Counsel as to Legality of 500,000 Shares of Common Stock to be registered under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 500,000 shares of Common Stock, $.01 par value, of Medamicus, Inc. (the "Company") offered to officers, consultants and other key employees of the Company pursuant to the Medamicus, Inc. 1999 Incentive Stock Option Plan (the "Plan"). These shares are in addition to the 400,000 shares originally offered pursuant to the Plan and registered on a previous Registration Statement on Form S-8 (File No. 333-57938).

        As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the additional 500,000 shares of Common Stock to be offered by the Company under the Plan, will, when paid for and issued in accordance with the terms of the Plan, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

        The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

                      Very truly yours,

                      LINDQUIST & VENNUM P.L.L.P.

                      /s/ Lindquist & Vennum P.L.L.P.